Exhibit 99.1

Moody's Corporation Reports Results for Fourth-Quarter and Full-Year 2014; Sets Outlook for Full-Year 2015

  4Q14 revenue of $877.5 million up 13% from 4Q13
  4Q14 GAAP EPS of $1.12 up 19% from 4Q13 GAAP EPS and up 32% from 4Q13 non-GAAP EPS
  FY 2014 revenue of $3.3 billion up 12% from FY 2013
  FY 2014 GAAP EPS of $4.61 up 28% from FY 2013; FY 2014 non-GAAP EPS of $4.21 up 15% from FY 2013
  Projected FY 2015 EPS between $4.55 and $4.65

NEW YORK--(BUSINESS WIRE)--February 6, 2015--Moody’s Corporation (NYSE:MCO) today announced results for the fourth-quarter and full-year 2014, as well as set its outlook for full-year 2015.

FOURTH-QUARTER AND FULL-YEAR 2014 HIGHLIGHTS

Moody’s Corporation reported revenue of $877.5 million for the three months ended December 31, 2014, up 13% from $779.2 million for same period of 2013.

Operating expense in the fourth-quarter 2014 totaled $532.8 million, up 14% from $467.3 million, and operating income was $344.7 million, up 11% from $311.9 million. Adjusted operating income (operating income before depreciation and amortization) was $371.7 million, up 11% from $335.2 million. Operating margin for the fourth-quarter 2014 was 39.3%, and adjusted operating margin was 42.4%.

GAAP EPS of $1.12 was up 19% from fourth-quarter 2013 GAAP EPS of $0.94 and up 32% from non-GAAP EPS of $0.85, which excluded a legacy tax benefit of $0.09.

For full-year 2014, Moody’s Corporation reported revenue of $3.3 billion, up 12% from 2013. Operating expense was $1.9 billion, up 9%. Operating income was $1.4 billion, up 17%. Adjusted operating income was $1.5 billion, up 16%.

The operating margin for full-year 2014 was 43.2%, up 170 basis points from 41.5% in 2013. Adjusted operating margin was 46.0% for full-year 2014, up 130 basis points from 44.7% in 2013.

Full-year 2014 GAAP EPS of $4.61 was up 28% from $3.60 in 2013. Non-GAAP EPS of $4.21 was up 15% from $3.65 in 2013. Full-year 2014 non-GAAP EPS excluded a $103 million non-cash, pre-tax gain, or $0.37 per share, resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. (ICRA) in the second-quarter, as well as a $0.03 benefit from the resolution of a legacy tax matter in the third-quarter. Full-year 2013 non-GAAP EPS excluded a litigation settlement charge of $0.14 in the first-quarter and a legacy tax benefit of $0.09 in the fourth-quarter.

"In 2014, Moody’s delivered 12% revenue growth, while increasing our operating margin and achieving 15% non-GAAP earnings per share growth,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Despite our expectations for uneven global growth and foreign currency headwinds in 2015, we are projecting mid-single-digit revenue growth, as well as earnings per share of $4.55 to $4.65.”

MCO FOURTH-QUARTER 2014 REVENUE UP 13%

Moody’s Corporation reported global revenue of $877.5 million for the fourth-quarter 2014 was up 13% from the fourth-quarter 2013. Foreign currency translation unfavorably impacted revenue by 3%. US revenue was $478.7 million, up 15% from $417.2 million, while non-US revenue was $398.8 million, up 10% from $362.0 million. Revenue generated outside the US constituted 45% of total revenue, versus 46% in the year-ago period.

MIS Fourth-Quarter Revenue Up 7%

Global revenue for Moody’s Investors Service (MIS) for the fourth-quarter 2014, which included results from ICRA, was $565.1 million, up 7% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 3%. US revenue was $343.7 million, up 14%, while non-US revenue was $221.4 million, down 2%.

Global corporate finance revenue was $263.3 million in the fourth-quarter 2014, up 9% from the prior-year period, reflecting increased US investment-grade bond issuance and growth in the number of credits monitored. Partially offsetting these gains was the contraction of global high yield bond and bank loan issuance. US corporate finance revenue increased 15%, while non-US corporate finance revenue decreased 2%.

Global structured finance revenue totaled $118.5 million for the fourth-quarter 2014, up 9% from a year earlier, primarily as a result of continued strength in global collateralized loan obligation issuance, as well as increased residential mortgage backed securities issuance in Europe and the US. Partially offsetting this growth was a decline in revenue related to reduced issuance of asset-backed securities in the US and Europe, as well as fewer covered bonds issued in Europe. US structured finance revenue was up 11%, while non-US revenue was up 5%.

Global financial institutions revenue was $85.3 million, down 4% compared to the prior-year period, primarily due to lower bank issuance in Europe and the US. Partially offsetting this factor was increased issuance from Chinese and South Asian financial institutions. US and non-US financial institutions revenue were down 7% and 2%, respectively.

Global public, project and infrastructure finance revenue was $90.1 million, up 9% as a result of increased issuance in US public finance and infrastructure finance. Gains in the US were partially offset by decreased infrastructure issuance in Europe and Asia. US public, project and infrastructure finance revenue was up 26%, while non-US revenue was down 14%.

MA Fourth-Quarter Revenue Up 23%

Global revenue for Moody’s Analytics (MA) for fourth-quarter 2014 was $312.4 million, up 23% from fourth-quarter 2013. Foreign currency translation unfavorably impacted MA revenue by 3%. Excluding revenue from 2014 acquisitions, MA revenue grew 18% in the fourth-quarter. MA’s US revenue was $135.0 million, up 15%, and its non-US revenue was $177.4 million, up 30%.

Revenue from research, data and analytics (RD&A) was $149.5 million, up 11% from the prior-year period. Growth was driven by strength in sales of credit research, ratings data licenses, and economic analysis and data, as well as the October 2014 acquisition of Lewtan Technologies. US RD&A revenue was up 13%, while non-US revenue was up 7%.

Enterprise risk solutions (ERS) revenue of $120.4 million was up 42%, resulting from strong growth across nearly all product offerings, in particular in the asset-liability and capital solutions, credit origination, insurance and stress-testing verticals. ERS also benefited from the acquisition of WebEquity Solutions in July 2014 and the early completion of some customer projects. US ERS revenue was up 10%, while non-US revenue was up 65%.

Revenue from professional services of $42.5 million was up 28% from the prior-year period, primarily reflecting the acquisition of Amba Investment Services in December 2013, as well as mid-single-digit growth in the training and certification business. US professional services revenue was up 56%, while non-US revenue was up 18%.

FOURTH-QUARTER 2014 EXPENSE UP 14%

Fourth-quarter 2014 expense for Moody’s Corporation was $532.8 million, up 14% from the prior-year period, primarily due to hiring and added operating expense from acquisitions. Foreign currency translation favorably impacted expense by 2%.

Operating income was $344.7 million, up 11% from $311.9 million. Excluding the impact of foreign currency translation, operating income grew 14%. Adjusted operating income of $371.7 million also increased 11% from the prior-year period. The operating margin was 39.3%, down from 40.0%. The adjusted operating margin was 42.4%, down from 43.0%.

Moody’s effective tax rate was 28.1% for fourth-quarter 2014, compared with 30.6% for the prior-year period. The decline in the effective tax rate was primarily due to a higher proportion of income in lower tax jurisdictions.

Beginning in the fourth-quarter 2014, Moody’s consolidated ICRA’s results of operations on a three-month lag. Please refer to the “Supplemental Revenue Information (Unaudited)” table following this press release for details on changes to line of business revenue reporting made subsequent to our acquisition of a majority stake of ICRA.

MCO FULL-YEAR 2014 REVENUE UP 12%

For Moody’s Corporation overall, global revenue was $3.3 billion for full-year 2014, up 12% from 2013. The impact of foreign currency translation was negligible. US revenue was $1.8 billion, up 12%, while non-US revenue was $1.5 billion, up 13%.

MIS Full-Year Revenue Up 9%

Revenue at MIS totaled $2.3 billion for full-year 2014, up 9% from the prior-year period. US revenue was $1.3 billion, up 10%. Non-US revenue was $924.8 million, up 8%, and represented 41% of MIS revenue, consistent with 2013.

MA Full-Year Revenue Up 19%

MA revenue totaled $1.1 billion for full-year 2014, up 19% from full-year 2013. US revenue of $473.5 million increased 16%. Non-US revenue was $595.0 million, up 21%, and constituted 56% of MA revenue, up from 55% in 2013.

FULL-YEAR 2014 EXPENSE UP 9%

Full-year 2014 expense for Moody’s Corporation was $1.9 billion, up 9% from the prior year. The impact of foreign currency translation was negligible.

Operating income was $1.4 billion, up 17% from full-year 2013. Excluding the impact of foreign currency translation, operating income grew 16%. Adjusted operating income of $1.5 billion increased 16% from the prior-year period. Moody’s reported operating margin was 43.2%, up from 41.5%, and its adjusted operating margin was 46.0%, up from 44.7%.

The annual effective tax rate for 2014 was 31.1%, compared with 30.2% for 2013. The increase in the effective tax rate from 2013 was primarily due to a greater legacy tax settlement in 2013, as well as a tax benefit in 2013 which related to retroactive tax legislation.

2014 CAPITAL ALLOCATION AND LIQUIDITY

Quarterly Dividend Up 21%

On December 16, 2014, Moody’s increased its quarterly dividend by 21% from $0.28 to $0.34 per share of common stock. During 2014, Moody’s returned $236.0 million to its shareholders via dividend payments.

4.6 Million Shares Repurchased in Fourth-Quarter, 13.8 Million in 2014

During the fourth-quarter 2014, Moody’s repurchased 4.6 million shares at a total cost of $440.3 million and issued 0.3 million shares under employee stock-based compensation plans.

For full-year 2014, Moody’s repurchased 13.8 million shares for $1.2 billion, or $88.41 per share, and issued 4.9 million shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2014 totaled 204.4 million, down 4% from the prior year.

In the fourth-quarter 2014, the Board of Directors authorized a $1 billion share repurchase program which will commence following completion of the existing program. Including this incremental program, as of December 31, 2014, Moody’s had $1.6 billion of share repurchase authority remaining.

At year-end, Moody’s had $2.5 billion of outstanding debt and $1 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at year-end were $1.7 billion, down $428.7 million from a year earlier, due to shareholder returns via dividends and share repurchases, partially offset by Moody’s July 2014 bond offering of $750 million of senior unsecured notes. Full-year 2014 free cash flow was $944.0 million, up $59.5 million, or 7%, from 2013.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2015

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance assumes foreign currency translation at end-of-2014 exchange rates with the exception of the British pound (£) and the euro (€) which assume foreign currency translation of $1.51 to £1 and $1.15 to €1, respectively.

MCO Full-Year 2015 Outlook

Moody’s expects full-year 2015 revenue and operating expense to each grow in the mid-single-digit percent range. On a constant dollar basis, revenue and operating expense growth rates would each be approximately 300 basis points higher. Moody’s projects an operating margin of approximately 43% and an adjusted operating margin of approximately 46%. The effective tax rate is expected to be approximately 32% to 33%.

The company expects 2015 diluted earnings per share of $4.55 to $4.65.

Moody’s expects share repurchases to be approximately $1 billion, subject to available cash, market conditions and other capital allocation decisions. Capital expenditures are expected to be approximately $110 to $115 million, driven primarily by technology investments. These investments are expected to continue over the next several years.

Depreciation and amortization expense is expected to be approximately $120 million. Moody’s incremental compliance and regulatory expense is expected to be approximately $5 million. Free cash flow is expected to be approximately $1 billion.

MIS Full-Year 2015 Outlook

For MIS, Moody’s expects 2015 revenue to grow in the mid-single-digit percent range. US MIS and non-US revenue are also both expected to increase in the mid-single-digit percent range.

Corporate finance revenue, structured finance revenue and financial institutions revenue are all expected to grow in the mid-single-digit percent range. Public, project and infrastructure finance revenue is projected to grow in the high-single-digit percent range.

MA Full-Year 2015 Outlook

For MA, 2015 revenue is expected to increase in the mid-single-digit percent range. US revenue is expected to grow approximately 10% and non-US revenue is expected to increase in the mid-single-digit percent range.

Research, data and analytics is projected to grow in the high-single-digit percent range.

Enterprise risk solutions revenue is expected to grow in the mid-single-digit percent range, following its 25% growth rate in 2014, which benefited from the early completion of some customer projects.

With regard to professional services, as part of the integration of Copal and Amba in 2014, Moody’s discontinued certain non-core product offerings. As a result, 2015 professional services revenue is expected to be approximately flat.

CONFERENCE CALL

Moody’s will hold a conference call to discuss fourth-quarter and full-year 2014 results as well as its 2015 outlook on February 6, 2015, at 11:30 a.m. EST. Individuals within the US and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. EST, March 7, 2015.

A replay of the teleconference will be available from 3:30 p.m. EST, February 6, 2015 until 3:30 p.m. Eastern Time, March 7, 2015. The replay can be accessed from within the US and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 1881175.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.3 billion in 2014, employs approximately 9,900 people worldwide and maintains a presence in 33 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2015 and other forward-looking statements in this release are made as of February 6, 2015, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and anticipated regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2014	2013	2014	2013
Amounts in millions, except per share amounts

Revenue	$877.5	$779.2	$3,334.3	$2,972.5

Expenses:
Operating	255.5	221.0	930.3	822.4
Selling, general and administrative	250.3	223.0	869.3	822.1
Depreciation and amortization	27.0	23.3	95.6	93.4
Total expenses	532.8	467.3	1,895.2	1,737.9

Operating income	344.7	311.9	1,439.1	1,234.6
Non-operating (expense) income, net
Interest (expense) income, net	(29.3)	(23.7)	(116.8)	(91.8)
Other non-operating (expense) income, net	20.4	13.6	35.9	26.5
ICRA Gain	-	-	102.8	-
Total non-operating (expense) income, net	(8.9)	(10.1)	21.9	(65.3)
Income before provision for income taxes	335.8	301.8	1,461.0	1,169.3
Provision for income taxes	94.4	92.2	455.0	353.4
Net income	241.4	209.6	1,006.0	815.9
Less: net income attributable to noncontrolling interests	5.1	2.9	17.3	11.4
Net income attributable to Moody's Corporation	$236.3	$206.7	$988.7	$804.5

Earnings per share attributable to Moody's common shareholders
Basic	$1.14	$0.96	$4.69	$3.67
Diluted	$1.12	$0.94	$4.61	$3.60

Weighted average number of shares outstanding
Basic	206.5	214.3	210.7	219.4
Diluted	210.5	219.0	214.7	223.5

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2014	2013	2014	2013

Moody's Investors Service
Corporate Finance	$263.3	$242.6	$1,109.3	$996.8
Structured Finance	118.5	108.8	426.5	382.5
Financial Institutions	85.3	88.9	354.7	338.8
Public, Project and Infrastructure Finance	90.1	82.5	357.3	341.3
MIS Other*	7.9	3.2	18.0	12.2
Intersegment royalty	21.9	21.1	87.6	78.6
Sub-total MIS	587.0	547.1	2,353.4	2,150.2
Eliminations	(21.9)	(21.1)	(87.6)	(78.6)
Total MIS revenue	565.1	526.0	2,265.8	2,071.6

Moody's Analytics
Research, Data and Analytics	149.5	135.2	571.8	519.8
Enterprise Risk Solutions	120.4	84.9	328.5	262.5
Professional Services	42.5	33.1	168.2	118.6
Intersegment revenue	3.2	3.2	13.3	12.4
Sub-total MA	315.6	256.4	1,081.8	913.3
Eliminations	(3.2)	(3.2)	(13.3)	(12.4)
Total MA revenue	312.4	253.2	1,068.5	900.9

Total Moody's Corporation revenue	$877.5	$779.2	$3,334.3	$2,972.5

Moody's Corporation revenue by geographic area

United States	$478.7	$417.2	$1,814.5	$1,626.5
International	398.8	362.0	1,519.8	1,346.0

	$877.5	$779.2	$3,334.3	$2,972.5

* In connection with Moody’s majority ownership of ICRA Ltd. (ICRA), ratings revenue associated with ICRA is reported in each respective MIS line of business (LOB). Additionally, MIS now has a new line of business, “MIS Other” which includes ICRA’s non-ratings revenue as well as non-ratings revenue associated with Moody’s majority ownership of Korea Investors Service (KIS), which was formerly reported in MA’s RD&A LOB. Expenses associated with ICRA’s and KIS’s non-ratings revenue are now reported in the MIS segment. The prior year comparative results have been reclassified to reflect this realignment.

Supplemental Revenue Reclassification (Unaudited)

The following table summarizes the 2013 impact of the reclassification of non-ratings revenue associated with Moody's majority ownership of KIS, which was formerly reported in MA's RD&A LOB, to the MIS Other LOB.

	Three Months Ended			Year Ended
	December 31, 2013			December 31, 2013

Amounts in millions	As Reported	Reclassification	Reclassified	As Reported	Reclassification	Reclassified

Moody's Investors Service
Corporate Finance	$242.6	$-	$242.6	$996.8	$-	$996.8
Structured Finance	108.8	-	108.8	382.5	-	382.5
Financial Institutions	88.9	-	88.9	338.8	-	338.8
Public, Project and Infrastructure Finance	82.5	-	82.5	341.3	-	341.3
MIS Other	-	3.2	3.2	-	12.2	12.2
Total MIS revenue	522.8	3.2	526.0	2,059.4	12.2	2,071.6

Moody's Analytics
Research, Data and Analytics	138.4	(3.2)	135.2	532.0	(12.2)	519.8
Enterprise Risk Solutions	84.9	-	84.9	262.5	-	262.5
Professional Services	33.1	-	33.1	118.6	-	118.6
Total MA revenue	256.4	(3.2)	253.2	913.1	(12.2)	900.9

Total Moody's Corporation revenue	$779.2	$-	$779.2	$2,972.5	$-	$2,972.5

Non-operating (expense) income, net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2014	2013	2014	2013
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(28.3)	$(26.9)	$(118.4)	$(92.3)
Income	1.6	1.5	6.7	5.5
Legacy Tax (a)	-	3.6	0.7	3.6
UTPs and other tax related liabilities	(2.6)	(1.9)	(5.8)	(8.6)
Total interest (expense) income, net	$(29.3)	$(23.7)	$(116.8)	$(91.8)
Other non-operating (expense) income, net:
FX gain/(loss)	$18.8	$(6.9)	$20.3	$-
Legacy Tax (a)	-	19.2	6.4	19.2
Joint venture income (loss)	1.7	1.4	9.6	8.8
Other	(0.1)	(0.1)	(0.4)	(1.5)
Other non-operating (expense) income, net	20.4	13.6	35.9	26.5
ICRA Gain	-	-	102.8	-
Total non-operating (expense) income, net	$(8.9)	$(10.1)	$21.9	$(65.3)

(a) Represent favorable resolution of legacy tax matters

Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2014	2013
Amounts in millions

Cash and cash equivalents	$1,219.5	$1,919.5
Short-term investments	458.1	186.8
Total current assets	2,686.4	2,968.8
Non-current assets	1,993.7	1,426.3
Total assets	4,680.1	4,395.1
Total current liabilities	1,199.7	1,141.3
Total debt (1)	2,547.3	2,101.8
Other long-term liabilities	890.2	724.1
Total shareholders' equity	42.9	347.9
Redeemable noncontrolling interest*	-	80.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	4,680.1	4,395.1

Actual number of shares outstanding	204.4	214.0

* Represents a noncontrolling interest related to Copal Amba. The Company exercised its call option to redeem this noncontrolling interest in the fourth quarter of 2014. Accordingly, Moody's now owns 100% of Copal Amba.

	December 31,	December 31,
(1) Total debt consists of the following:	2014	2013
Series 2005-1 Notes due 2015 (a)	$-	$310.3
Series 2007-1 Notes due 2017	300.0	300.0
2010 Senior Notes due 2020 (b)	503.8	497.8
2012 Senior Notes due 2022 (c)	496.9	496.5
2013 Senior Notes due 2024 (d)	497.5	497.2
2014 Senior Notes due 2019 (e)	450.7	-
2014 Senior Notes due 2044 (f)	298.4	-
Total debt	$2,547.3	$2,101.8

(a) Includes a $10.3 million fair value adjustment on an interest rate hedge at December 31, 2013
(b) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and includes $5.8 million relating to a fair value adjustment on an interest rate hedge at December 31, 2014
(c) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(d) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount
(e) Represents $450 million of 2.75% publicly traded Senior Notes which mature on July 15, 2019; the notes were offered to the public at 99.838% of the face amount and includes $1.4 million relating to a fair value adjustment on an interest rate hedge at December 31, 2014
(f) Represents $300 million of 5.25% publicly traded Senior Notes which mature on July 15, 2044; the notes were offered to the public at 99.462% of the face amount

Financial Information by Segment:
The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization. MIS and MA revenue in 2013 have been reclassified to reflect the changes noted in the supplemental revenue reclassification table. Additionally, 2013 expenses associated with this revenue have also been reclassified.

	Three Months Ended December 31,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$587.0	$315.6	$(25.1)	$877.5	$547.1	$256.4	$(24.3)	$779.2
Operating, selling, general and administrative	292.6	238.3	(25.1)	505.8	269.7	198.6	(24.3)	444.0
Adjusted operating income	294.4	77.3	-	371.7	277.4	57.8	-	335.2

Depreciation and amortization	15.0	12.0	-	27.0	11.7	11.6	-	23.3
Operating income	$279.4	$65.3	$-	$344.7	$265.7	$46.2	$-	$311.9
Adjusted operating margin	50.2%	24.5%		42.4%	50.7%	22.5%		43.0%
Operating margin	47.6%	20.7%		39.3%	48.6%	18.0%		40.0%

	Year Ended December 31,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,353.4	$1,081.8	$(100.9)	$3,334.3	$2,150.2	$913.3	$(91.0)	$2,972.5
Operating, selling, general and administrative	1,076.2	824.3	(100.9)	1,799.6	1,034.0	701.5	(91.0)	1,644.5
Adjusted operating income	1,277.2	257.5	-	1,534.7	1,116.2	211.8	-	1,328.0

Depreciation and amortization	49.4	46.2	-	95.6	46.7	46.7	-	93.4
Operating income	$1,227.8	$211.3	$-	$1,439.1	$1,069.5	$165.1	$-	$1,234.6
Adjusted operating margin	54.3%	23.8%		46.0%	51.9%	23.2%		44.7%
Operating margin	52.2%	19.5%		43.2%	49.7%	18.1%		41.5%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes, shelf registrations and other non-rating subscription-based revenue. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

Transaction and Relationship Revenue

	Three Months Ended December 31,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	67%	33%	100%	69%	31%	100%
	$175.7	$87.6	$263.3	$168.3	$74.3	$242.6
Structured Finance	66%	34%	100%	66%	34%	100%
	$78.5	$40.0	$118.5	$71.9	$36.9	$108.8
Financial Institutions	32%	68%	100%	36%	64%	100%
	$27.6	$57.7	$85.3	$32.3	$56.6	$88.9
Public, Project and Infrastructure Finance	59%	41%	100%	57%	43%	100%
	$52.8	$37.3	$90.1	$47.1	$35.4	$82.5
MIS Other	49%	51%	100%	-	100%	100%
	$3.8	$4.1	$7.9	$-	$3.2	$3.2

Total MIS	60%	40%	100%	61%	39%	100%
	$338.4	$226.7	$565.1	$319.6	$206.4	$526.0

Moody's Analytics	31%	69%	100%	27%	73%	100%
	$95.6	$216.8	$312.4	$69.4	$183.8	$253.2

Total Moody's Corporation	49%	51%	100%	50%	50%	100%
	$434.0	$443.5	$877.5	$389.0	$390.2	$779.2

	Year Ended December 31,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	70%	30%	100%	73%	27%	100%
	$782.0	$327.3	$1,109.3	$723.8	$273.0	$996.8
Structured Finance	62%	38%	100%	60%	40%	100%
	$264.8	$161.7	$426.5	$231.1	$151.4	$382.5
Financial Institutions	35%	65%	100%	35%	65%	100%
	$123.8	$230.9	$354.7	$119.6	$219.2	$338.8
Public, Project and Infrastructure Finance	58%	42%	100%	60%	40%	100%
	$208.9	$148.4	$357.3	$204.3	$137.0	$341.3
MIS Other	21%	79%	100%	-	100%	100%
	$3.8	$14.2	$18.0	$-	$12.2	$12.2

Total MIS	61%	39%	100%	62%	38%	100%
	$1,383.3	$882.5	$2,265.8	$1,278.8	$792.8	$2,071.6

Moody's Analytics	27%	73%	100%	23%	77%	100%
	$283.2	$785.3	$1,068.5	$203.8	$697.1	$900.9

Total Moody's Corporation	50%	50%	100%	50%	50%	100%
	$1,666.5	$1,667.8	$3,334.3	$1,482.6	$1,489.9	$2,972.5

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of the ICRA Gain in the 2Q 2014, a litigation settlement in the 1Q 2013 and legacy tax matters in 3Q 2014 and 4Q 2013 to allow for a more meaningful comparison of Moody's diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended December 31,
	2014	2013
Diluted EPS - GAAP	$1.12	$0.94
Legacy Tax	-	(0.09)
Diluted EPS - Non-GAAP	$1.12	$0.85

	Year Ended December 31,
	2014	2013
Diluted EPS - GAAP	$4.61	$3.60
Impact of litigation settlement charge	-	0.14
ICRA Gain	(0.37)	-
Legacy Tax	(0.03)	(0.09)
Diluted EPS - Non-GAAP	$4.21	$3.65

Adjusted Operating Income and Adjusted Operating Margin:
The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating income	$344.7	$311.9	$1,439.1	$1,234.6
Depreciation & amortization	27.0	23.3	95.6	93.4
Adjusted operating income	$371.7	$335.2	$1,534.7	$1,328.0
Operating margin	39.3%	40.0%	43.2%	41.5%
Adjusted operating margin	42.4%	43.0%	46.0%	44.7%

	Full-Year Ended December 31,
	2015
Operating Margin Guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Adjusted Operating Margin Guidance	Approximately 46%

Free Cash Flow:
The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Year Ended December 31,
	2014	2013
Net cash flows from operating activities	$1,018.6	$926.8
Capital additions	(74.6)	(42.3)
Free cash flow	$944.0	$884.5
Net cash used in investing activities	$(564.9)	$(261.9)
Net cash provided by (used in) financing activities	$(1,064.5)	$(498.8)

2015 Outlook

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued.  These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-2014 exchange rates, with the exception of the British pound (£) and the euro (€) which assume foreign currency translation of $1.51 to £1 and $1.15 to €1, respectively.

Full-year 2015 Moody's Corporation Guidance
MOODY'S CORPORATION	Guidance as of February 6, 2015
Revenue	growth in the mid-single-digit percent range
Operating Expense	growth in the mid-single-digit percent range
Depreciation & amortization	Approximately $120 million
Operating Margin	Approximately 43%
Adjusted Operating Margin	Approximately 46%
Effective tax rate	Approximately 32% - 33%
GAAP EPS	$4.55 to $4.65
Capital expenditures	Approximately $110 - $115 million
Free cash flow	Approximately $1 billion
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)

Full-year 2015 Revenue Guidance

MIS	Guidance as of February 6, 2015
MIS global	growth in the mid-single-digit percent range
MIS U.S.	growth in the mid-single-digit percent range
MIS Non-U.S.	growth in the mid-single-digit percent range
CFG	growth in the mid-single-digit percent range
SFG	growth in the mid-single-digit percent range
FIG	growth in the mid-single-digit percent range
PPIF	growth in the high-single-digit percent range

MA	Guidance as of February 6, 2015
MA global	growth in the mid-single-digit percent range
MA U.S.	growth of approximately 10%
MA Non-U.S.	growth in the mid-single-digit percent range
RD&A	growth in the high-single-digit percent range
ERS	growth in the mid-single-digit percent range
PS	approximately flat

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com